Exhibit 10.40
IN ACCORDANCE WITH ITEM 601(b) OF REGULATION S-K, CERTAIN IDENTIFIED INFORMATION (THE “CONFIDENTIAL INFORMATION”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED. THE CONFIDENTIAL INFORMATION IS DENOTED HEREIN BY [*****].

INDUSTRIAL LEASE AGREEMENT
THIS LEASE AGREEMENT (the “Lease”) is made as of the “Lease Date” (as defined in Section 37 herein) by and between INDUSTRIAL DEVELOPMENTS INTERNATIONAL, INC., a Delaware corporation (“Landlord”), and 8650 Commerce Drive, LLC, a Mississippi limited liability company (“Tenant”) (the words “Landlord” and “Tenant” to include their respective legal representatives, successors and permitted assigns where the context requires or permits).
W I T N E S S E T H:
1.Basic Lease Provisions. The following constitute the basic provisions of this Lease:
(a)Demised Premises Address:    8650 Commerce Drive, Suite 100
Southaven, Mississippi 38671
(b)Demised Premises Square Footage: approximately 592,956 sq. ft.
(c)Building Square Footage: approximately 740,844 sq. ft.
(d)Annual Base Rent:

Lease Year 1: (Lease Year 1 consists of 12 months plus any Fractional Month)

(months 1 –[*****])	($[*****])

Months [*****] – 12 Based on a rental rate of $[*****] per square foot per annum, [*****].	$[*****] (plus the prorated amount for any Fractional Month per Section 1(i) hereof, if applicable)
Lease Years 2-5: Based on a rental rate of $[*****] per square foot per annum.	$[*****]
Lease Years 6-10: Based on a rental rate of $[*****] per square foot per annum.	$[*****]

(e)Monthly Base Rent Installments:

Exhibit 10.40

Lease Year 1 (months 1-[*****]):	$[*****]
Lease Year 1 (months *****]-12):[1]	$[*****] (plus the prorated amount for any Fractional Month per Section 1(i) hereof, if applicable)
Lease Years 2-5 (months 13 – 60):	$[*****]
Lease Years 6-10 (months 61 – 120):	$[*****]

(f)Lease Commencement Date: The date on which Substantial Completion (as defined in Section 17(f) hereof) of the Demised Premises has occurred, which is contemplated to be October 1, 2007 (and Tenant shall not be required to accept a Lease Commencement Date prior to October 1, 2007).
(g)Base Rent Commencement Date: The ninety-third (93rd) day after the Lease Commencement Date.
(h)Expiration Date: The last day of the one-hundred twentieth (120th) full calendar month following Lease Commencement Date.
(i)Primary Term: Ten (10) Lease Years from the Lease Commencement Date plus, in the event the Base Rent Commencement Date does not occur on the first (1st) day of a calendar month, a number of days equal to the period from and including the Base Rent Commencement Date to and including the last day of the calendar month in which the Base Rent Commencement Date occurs (if applicable, the “Fractional Month”).
(j)Tenant’s Operating Expense Percentage: 80.04%.
(k)Security Deposit: $[*****].
(l)Permitted Use: (a) Distribution, warehousing, assembly, systems integration and storage of automatic identification products and telephony and computer telephony integration products, security and conferencing products, software, and any other durable goods, training purposes, and administrative uses reasonably incidental thereto (collectively, the “Primary Use”), and (b) subject to the limitations hereinafter specified, for distribution, warehousing and storage of other products to the extent permissible under applicable Governmental Requirements (as hereinafter defined), the Rules and Regulations (as hereinafter defined) and the protective covenants and other title matters affecting the Building listed on Exhibit A-3 hereto (the “Permitted Exceptions”); provided however, that Tenant’s use of the Demised Premises (i) shall never include the distribution, warehousing and storage of products or any use of the Demised Premises prohibited by any provision contained in this Lease (including, without limitation, Section 16 hereof), (ii) shall never extend to or allow the use, distribution, warehousing or storage of radioactive materials at the Demised Premises, or any use wherein a Hazardous Substance (as hereinabove defined) constitutes the principal or primary product of the business to be conducted at the Demised Premises, and (iii) for distribution, warehousing and storage of any products other than those contemplated by the Primary Use, must not result in a material risk of environmental contamination at the Demised Premises. Tenant shall give written notice to Landlord in the event Tenant changes the use from the Primary Use.
(m)Address for notice:
Landlord:    Industrial Developments International, Inc.
c/o IDI, Inc.
3424 Peachtree Road, N.E., Suite 1500
Atlanta, Georgia 30326
Attn: Manager - Lease Administration

Exhibit 10.40
Tenant:    8650 Commerce Drive, LLC
6 Logue Court
Greenville, SC 29615
Attn: General Counsel
(n)Address for rental payments:
    Industrial Developments International, Inc.
c/o IDI Services Group, LLC
P.O. Box 281464
Atlanta, Georgia 30384-1464
(o)Broker(s):    Commercial Advisors, LLC
3175 Lenox Park Blvd., Suite 100
Memphis, Tennessee 38115
Attn: Mr. Wyatt Aiken
(p)Guarantor:    ScanSource, Inc.
6 Logue Court
Greenville, SC 29615
Attn: General Counsel
2.Demised Premises. For and in consideration of the rent hereinafter reserved and the mutual covenants hereinafter contained, Landlord does hereby lease and demise unto Tenant, and Tenant does hereby hire, lease and accept, from Landlord all upon the terms and conditions hereinafter set forth the following premises, referred to as the “Demised Premises”, as outlined on Exhibit A-1 attached hereto and incorporated herein: approximately 592,956 square feet of space, having an address as set forth in Section 1(a), located within Building F (the “Building”), which contains a total of approximately 740,844 square feet and is located on certain land containing approximately 34.89 acres (more particularly described on Exhibit A-2 attached hereto, the “Land”) within Stateline Business Park (the “Project”), located in DeSoto County, Mississippi. The parties acknowledge that the number of square feet recited above has been conclusively determined and is not subject to contest by either party, subject to the provisions of Section 13 of Exhibit C to this Lease.
3.Term. To have and to hold the Demised Premises for a preliminary term (the “Preliminary Term”) commencing on the Lease Date and ending on the day immediately preceding the Lease Commencement Date as set forth in Section 1(f), and a primary term (the “Primary Term”) commencing on the Lease Commencement Date and terminating on the Expiration Date as set forth in Section 1(h), as the Lease Commencement Date and the Expiration Date may be revised pursuant to Section 17 (the Preliminary Term, the Primary Term, and any and all extensions thereof, herein referred to as the “Term”). The term “Lease Year”, as used in this Lease, shall mean the 12-month period commencing on the Lease Commencement Date, and each 12-month period thereafter during the Term; provided, however, that if the Base Rent Commencement Date is a day other than the first day of a calendar month, the first Lease Year shall include the resulting Fractional Month and shall extend through the end of the twelfth (12th) full calendar month following the Lease Commencement Date.
4.Base Rent. Tenant shall pay to Landlord at the address set forth in Section 1(n), as base rent for the Demised Premises, commencing on the Base Rent Commencement Date and continuing throughout the Term in lawful money of the United States, the annual amount set forth in Section 1(d) payable in equal monthly installments as set forth in Section 1(e) (the “Base Rent”), payable in advance, without demand and without abatement, reduction, set-off or deduction, on the first day of each calendar month during the Term. If the Base Rent Commencement Date shall fall on a day other than the first day of a calendar month, the Base Rent shall be apportioned pro rata on a per diem basis for the resulting Fractional Month (which pro rata payment shall be due and payable on the Base Rent Commencement Date). No payment by Tenant or receipt by Landlord of rent hereunder shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter

Exhibit 10.40
accompanying any check or payment of rent shall be deemed an accord and satisfaction, and Landlord may accept such check as payment without prejudice to Landlord’s right to recover the balance of such installment or payment of rent or pursue any other remedies available to Landlord.
5.Security Deposit. On the date which is six (6) months prior to the expiration of the Term (after giving effect to any extensions of the Term that have been exercised at the time), Tenant shall pay to Landlord within ten (10) days after Landlord’s request the sum set forth in Section 1(k) (the “Security Deposit”) as security for the full and faithful performance by Tenant of each and every term, covenant and condition of this Lease (including, without limitation, those which have accrued prior to such date). The Security Deposit may be commingled with Landlord’s other funds or held by Landlord in a separate interest bearing account, with interest paid to Landlord, as Landlord may elect. In the event that Tenant is in default under this Lease, Landlord may retain the Security Deposit for the payment of any sum due Landlord or which Landlord may expend or be required to expend by reason of Tenant’s default or failure to perform; provided, however, that any such retention by Landlord shall not be or be deemed to be an election of remedies by Landlord or viewed as liquidated damages, it being expressly understood and agreed that Landlord shall have the right to pursue any and all other remedies available to it under the terms of this Lease or otherwise. In the event all or any portion of the Security Deposit is so retained by Landlord, Tenant shall, within five (5) days of demand therefor from Landlord, replenish the Security Deposit to the full amount set forth in Section 1(k). In the event that Tenant shall comply with all of the terms, covenants and conditions of this Lease, the Security Deposit shall be returned to Tenant within thirty (30) days after the later of (a) the Expiration Date or (b) the date that Tenant delivers possession of the Demised Premises to Landlord. In the event of a sale of the Building, Landlord shall transfer the Security Deposit to the purchaser, and upon acceptance by such purchaser, Landlord shall be released from all liability for the return of the Security Deposit. Tenant shall not assign or encumber the money deposited as security, and neither Landlord nor its successors or assigns shall be bound by any such assignment or encumbrance.
6.Operating Expenses and Additional Rent.
(a)Tenant agrees to pay as Additional Rent (as defined in Section 6(b) below) its proportionate share of Operating Expenses (as hereinafter defined). “Operating Expenses” shall be defined as all reasonable expenses for operation, repair, replacement and maintenance as necessary to keep the Building and the common areas, driveways, and parking areas associated therewith (collectively, the “Building Common Area”) fully operational and in good order, condition and repair, including but not limited to, utilities for the Building Common Area, expenses associated with the driveways and parking areas (including sealing and restriping, and trash, snow and ice removal), roof, security systems, fire detection and prevention systems, lighting facilities, landscaped areas, walkways, painting and caulking, directional signage, curbs, drainage strips, sewer lines, all charges assessed against or attributed to the Building pursuant to any applicable easements, covenants, restrictions, agreements, declaration of protective covenants or development standards, property management fees, all real property taxes and special assessments imposed upon the Building, the Building Common Area and the land on which the Building and the Building Common Area are constructed, all costs of insurance paid by Landlord with respect to the Building and the Building Common Area (including, without limitation, commercially reasonable deductibles), and costs of improvements to the Building and the Building Common Area required by any law, ordinance or regulation applicable to the Building and the Building Common Area generally (and not because of the particular use of the Building or the Building Common Area by a particular tenant), which cost shall be amortized on a straight line basis over the useful life of such improvement, as reasonably determined by Landlord in accordance with generally accepted accounting principles. Operating Expenses shall not include expenses for the costs of any maintenance and repair required to be performed by Landlord at its own expense under Section (10)(b). Further, Operating Expenses shall not include (i) the costs for capital improvements unless such costs are incurred for the purpose of causing a material decrease in the Operating Expenses of the Building or the Building Common Area or are incurred with respect to improvements made to comply with laws, ordinances or regulations as described above (ii) leasing and brokerage commissions and fees and marketing expenses; (iii) costs of building out or otherwise improving any space to be occupied by a tenant; (iv) legal or court costs (or other professional

Exhibit 10.40
or advisory costs) associated with leasing any space or addressing disputes with any present, former or potential tenant or purchaser of the property on which the Building is located (the “Property”); (v) fines or penalties imposed on Landlord, the Property or the Building; (vi) costs of special services rendered to particular tenants of the Building rather than to all tenant thereof; (vii) capital expenditures and depreciation of the Building or any other improvements to the Property (except to the extent expressly permitted in this Section 6); (viii) interest and amortization of loans; (ix) ground rent; (x) compensation paid to officers or executives of Landlord higher than the level of Building manager; (xi) franchise, transfer, gains, inheritance, estate and income taxes imposed upon Landlord; (xii) costs and expenses otherwise includable in Operating Expenses, to the extent that Landlord is specifically and separately reimbursed from other sources for such costs and expenses through insurance or condemnation proceeds, direct payment by a tenant of the Building or otherwise; (xiii) that portion of the salaries of Landlord’s employees which does not relate to services performed in and for the Building; (xiv) any damages paid or incurred as a result of any tortious conduct by Landlord or any of its agents or employees, or any breach of any lease of space by Landlord or any of its agents or employees, and any attorneys’ fees actually incurred, disbursements, or other costs paid or incurred in the defense and settlement of claims therefor; (xv) costs relating to liability for a complete or partial withdrawal from any “multi-employer” plans within the meaning of Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended by the Multi-Employer Retirement Income Security Act of 1980; and (xvi) the cost of repairs or construction necessitated by violations of applicable Governmental Requirements in effect as of the Lease Commencement Date, including without limitation, Environmental Laws (as hereinafter defined), including fines, penalties, and interest thereon. The proportionate share of Operating Expenses to be paid by Tenant shall be a percentage of the Operating Expenses based upon the proportion that the square footage of the Demised Premises bears to the total square footage of the Building (such figure referred to as “Tenant’s Operating Expense Percentage” and set forth in Section 1(j)); provided that, as to management fees, Tenant shall pay Landlord the management fees directly attributable to the Rent (as hereinafter defined) payable hereunder with respect to the Demised Premises, and not Tenant’s Operating Expense Percentage of the management fees payable on the entire Building. Notwithstanding the foregoing, Landlord shall, in Landlord’s reasonable discretion, have the right to adjust Tenant’s proportionate share of individual components of Operating Expenses if Tenant’s Operating Expense Percentage thereof would not equitably allocate to Tenant its share of such component of Operating Expenses in light of Tenant’s particular use of, manner of use of and/or level of tenant improvements in the Demised Premises. Prior to or promptly after the beginning of each calendar year during the Term, Landlord shall estimate the total amount of Operating Expenses to be paid by Tenant during each such calendar year and Tenant shall pay to Landlord one-twelfth (1/12) of such sum on the first day of each calendar month during each such calendar year, or part thereof, during the Term. Within a reasonable time after the end of each calendar year, Landlord shall submit to Tenant a statement of the actual amount of Operating Expenses for such calendar year (Landlord hereby agreeing to submit such statement within one hundred twenty (120) days of the expiration of the calendar year with respect to which such statement applies), and the actual amount owed by Tenant, and within thirty (30) days after receipt of such statement, Tenant shall pay any deficiency between the actual amount owed and the estimates paid during such calendar year, or in the event of overpayment, Landlord shall credit the amount of such overpayment toward the next installment of Operating Expenses owed by Tenant or remit such overpayment to Tenant if the Term has expired or has been terminated and no Event of Default exists hereunder (or, if an Event of Default exists, apply such amount to Tenant’s outstanding obligations hereunder), along with such statement. The obligations in the immediately preceding sentence shall survive the expiration or any earlier termination of this Lease. If the Lease Commencement Date shall fall on other than the first day of the calendar year, and/or if the Expiration Date shall fall on other than the last day of the calendar year, Tenant’s proportionate share of the Operating Expenses for such calendar year shall be apportioned pro rata.
(b)Any amounts required to be paid by Tenant hereunder (in addition to Base Rent) and any charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease shall be considered “Additional Rent” payable in the same manner and upon the same terms

Exhibit 10.40
and conditions as the Base Rent reserved hereunder except as set forth herein to the contrary (all such Base Rent and Additional Rent sometimes being referred to collectively herein as “Rent”). Any failure on the part of Tenant to pay such Additional Rent when and as the same shall become due shall entitle Landlord to the remedies available to it for non-payment of Base Rent. Tenant’s obligations for payment of Additional Rent shall begin to accrue on the Lease Commencement Date regardless of the Base Rent Commencement Date.
(c)If applicable in the jurisdiction where the Demised Premises are located, Tenant shall pay and be liable for all rental, sales, use and inventory taxes or other similar taxes, if any, on the amounts payable by Tenant hereunder levied or imposed by any city, state, county or other governmental body having authority, such payments to be in addition to all other payments required to be paid to Landlord by Tenant under the terms of this Lease. Such payment shall be made by Tenant directly to such governmental body if billed to Tenant, or if billed to Landlord, such payment shall be paid concurrently with the payment of the Base Rent, Additional Rent, or such other charge upon which the tax is based, all as set forth herein.
(d)In addition to the provisions of this Section 6, Special Stipulations 5 and 6 on Exhibit C hereto shall be applicable to the determination of Operating Expenses hereunder.
7.Use of Demised Premises.
(a)The Demised Premises shall be used for the Permitted Use set forth in Section 1(l) and for no other purpose.
(b)Tenant will permit no liens to attach or exist against the Demised Premises, and shall not commit any waste.
(c)The Demised Premises shall not be used for any illegal purposes, and Tenant shall not allow, suffer, or permit any vibration, noise, odor, light or other effect to occur within or around the Demised Premises that could constitute a nuisance or trespass for Landlord or any occupant of the Building or an adjoining building, its customers, agents, or invitees. Upon notice by Landlord to Tenant that any of the aforesaid prohibited uses are occurring, Tenant agrees to promptly remove or control the same.
(d)Tenant shall not in any way violate any law, ordinance or restrictive covenant affecting the Demised Premises, and shall not in any manner use the Demised Premises so as to cause cancellation of, prevent the use of, or increase the rate of, the fire and extended coverage insurance policy required hereunder. Landlord makes no (and does hereby expressly disclaim any) covenant, representation or warranty as to the Permitted Use being allowed by or being in compliance with any applicable laws, rules, ordinances or restrictive covenants now or hereafter affecting the Demised Premises, and any zoning letters, copies of zoning ordinances or other information from any governmental agency or other third party provided to Tenant by Landlord or any of Landlord’s agents or employees shall be for informational purposes only, Tenant hereby expressly acknowledging and agreeing that Tenant shall conduct and rely solely on its own due diligence and investigation with respect to the compliance of the Permitted Use with all such applicable laws, rules, ordinances and restrictive covenants and not on any such information provided by Landlord or any of its agents or employees. Notwithstanding the foregoing, Industrial Developments International, Inc. (“IDI”), the initial “Landlord” hereunder, hereby represents that, to IDI’s actual knowledge (i) which for purposes of this clause (i) is based solely on that letter from the Office of Planning and Development of the City of Southaven, Mississippi to Mr. Robert Fischer of IDI dated July 21, 2006, a copy of which is attached hereto as Exhibit H, the land on which the Building lies is currently zoned “Planned Business Park (PBP)” under the City of Southaven, Mississippi zoning ordinance; and (ii) there are no protective or restrictive covenants that encumber the Property other than as may be included in the Permitted Exceptions.
(e)In the event insurance premiums pertaining to the Demised Premises, the Building, or the Building Common Area, whether paid by Landlord or Tenant, are increased over the least hazardous rate available for ordinary office, warehouse, assembly, integration and distribution

Exhibit 10.40
purposes due to the nature of the use of the Demised Premises by Tenant, Tenant shall pay such additional amount as Additional Rent.
8.Insurance.
(a)Tenant covenants and agrees that from and after the Lease Commencement Date or any earlier date upon which Tenant enters or occupies the Demised Premises or any portion thereof, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:
(i)Commercial General Liability insurance (including Contractual Liability coverage) covering the Demised Premises and Tenant’s use thereof against claims for bodily injury or death, property damage and product liability occurring upon, in or about the Demised Premises, such insurance to be written on an occurrence basis (not a claims made basis), to be in combined single limits amounts not less than $3,000,000.00 per occurrence and to have general aggregate limits of not less than $5,000,000.00.
(ii)Insurance covering (A) all of the items included in the leasehold improvements constructed in the Demised Premises by or at the expense of Landlord (collectively, the “Improvements”), including but not limited to demising walls and the heating, ventilating and air conditioning system and (B) Tenant’s trade fixtures, merchandise and personal property from time to time in, on or upon the Demised Premises, in an amount not less than one hundred percent (100%) of their full replacement value from time to time during the Term (with such replacement value reasonably determined by Landlord by notice to Tenant from time to time during the term), providing protection against perils included within the standard form of “Special Form” fire and casualty insurance policy, together with insurance against sprinkler damage, vandalism, malicious mischief, flood and earthquake, regardless of the flood or earthquake zone. If during the lease term, Tenant is unable to procure earthquake coverage on its merchandise through Tenant’s risk management portfolio, Landlord agrees to allow Tenant to carry earthquake coverage on such merchandise of not less than sixty percent (60%) of the full replacement value thereof. Any policy proceeds from such insurance relating to the Improvements shall be used solely for the repair, construction and restoration or replacement of the Improvements damaged or destroyed unless this Lease shall cease and terminate under the provisions of Section 20.
(b)All policies of the insurance provided for in Section 8(a) shall be issued in form reasonably acceptable to Landlord by insurance companies with a rating of not less than “A,” and financial size of not less than Class VII, in the most current available “Best’s Insurance Reports”, and licensed to do business in the state in which the Building is located. Each and every such policy:
(i)shall name Landlord, Lender (as defined in Section 24), and any other party reasonably designated by Landlord, as an additional insured. In addition, the coverage described in Section 8(a)(ii)(A) relating to the Improvements shall also name Landlord as “loss payee”;
(ii)shall be delivered to Landlord through a certificate of insurance evidencing the required lines of coverage, insurance limits and coverage endorsements set forth in this Lease, and otherwise in a form acceptable to Landlord, prior to the Lease Commencement Date and thereafter within ten (10) days prior to the expiration of each such policy, and, as often as any such policy shall expire or terminate. Renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent;
(iii)shall contain a provision that the insurer will give to Landlord and such other parties in interest at least thirty (30) days notice in writing in advance of any cancellation, termination or lapse (provided that no such notice shall be required by virtue of the

Exhibit 10.40
expiration of such policy in accordance with the terms of the certificate delivered to Landlord as provided herein), or the effective date of any reduction in the amounts of insurance (provided that such policy need only provide ten (10) days notice in writing in advance of any cancellation as a result of failure to pay the premium therefor); and
(iv)shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry.
(c)In the event that Tenant shall fail to carry and maintain the insurance coverages set forth in this Section 8, Landlord may upon thirty (30) days notice to Tenant (unless such coverages will lapse in which event no such notice shall be necessary) procure such policies of insurance and Tenant shall promptly reimburse Landlord therefor.
(d)Landlord and Tenant hereby waive any rights each may have against the other on account of any loss or damage occasioned to Landlord or Tenant, as the case may be, their respective property, the Demised Premises, its contents or to the other portions of the Building, arising from any risk covered by the Special Form fire and extended coverage insurance required to be carried hereunder. The parties hereto shall cause their respective insurance companies insuring the property of either Landlord or Tenant against any such loss, to waive any right of subrogation that such insurers may have against Landlord or Tenant, as the case may be.
(e)Landlord agrees to keep in force during the Term, at Landlord’s sole cost and expense (subject to reimbursement therefor by Tenant’s payment of its share of Operating Expenses) (i) a fire and other casualty policy protecting against losses suffered to any portion of the Building by fire and such other risks and hazards as are insurable under present and future terms of “all-risk” insurance policies (or its equivalent), such policy to be issued by an insurance company with a rating of not less than “A”, and financial size of not less than Class VII, in the most current “Best’s Insurance Reports”, and authorized to do business in the State of Mississippi (a “Satisfactory Insurance Company”) in an amount not less than ninety-five percent (95%) of the replacement value of the Building (exclusive of footing and foundations), and shall be on such other terms and conditions as insurance policies then generally being carried by other owners of similar buildings in the greater Memphis, Tennessee area carrying such insurance, and (ii) a Commercial General Liability Insurance policy written by a Satisfactory Insurance Company insuring Landlord against bodily injury (including death) and property damage occasioned by an occurrence in or about the Building for which Landlord would be responsible pursuant to the terms hereof. The limits of liability for such liability policy shall be not less than that required of Tenant hereinabove. Landlord agrees to carry an “All Risk” property deductible of not greater than two hundred fifty thousand dollars ($250,000) and an Earthquake deductible of not greater than five percent (5%) of the total insurable value of the building, subject to a minimum deductible of two hundred fifty thousand dollars ($250,000). These deductibles shall be subject to the operating expenses identified in Section 6 of the lease. Notwithstanding the above, Tenant shall only be subject to actual deductibles paid by the Landlord at the time of loss.
9.Utilities. During the Term, Tenant shall promptly pay as billed to Tenant all rents and charges for water and sewer services and all costs and charges for gas, steam, electricity, fuel, light, power, telephone, heat and any other utility or service used or consumed in or servicing the Demised Premises and all other costs and expenses involved in the care, management and use thereof as charged by the applicable utility companies. All such utilities shall be separately metered and billed to Tenant, and Tenant shall establish an account with the utility provider with respect to each such separately metered utility. Tenant’s obligation for payment of all utilities shall commence on the earlier of the Lease Commencement Date or the date of Tenant’s actual occupancy of all or any portion of the Demised Premises, including any period of occupancy prior to the Lease Commencement Date, regardless of whether or not Tenant conducts business operations during such period of occupancy. If Tenant fails to pay any utility bills or charges, Landlord may, at its option and upon reasonable notice to Tenant, pay the same and in such event, the amount of such payment, together with interest thereon at the Interest Rate as defined in Section 32 from the date of such payment by Landlord, will be added to Tenant’s next payment due as Additional Rent.

Exhibit 10.40
10.Maintenance and Repairs.
(a)Tenant shall, at its own cost and expense, maintain in good condition and repair and replace as necessary the interior of the Demised Premises, including but not limited to the heating, air conditioning and ventilation systems, glass, windows and doors, sprinkler, all plumbing and sewage systems (excluding any pipes or lines located beneath the floor slab which are used in common with other tenants of the Building), fixtures, interior walls, floors (including floor slabs), dock areas, dock ramps, ceilings, storefronts, plate glass, skylights, all electrical facilities and equipment including, without limitation, lighting fixtures, lamps, fans and any exhaust equipment and systems, electrical motors, and all other appliances and equipment (including, without limitation, dock levelers, dock shelters, dock seals and dock lighting) of every kind and nature located in, upon or about the Demised Premises, except as to such maintenance, repair and replacement as is the obligation of Landlord pursuant to Section 10(b). During the Term, Tenant shall either (i) maintain qualified staff reasonably acceptable to Landlord to perform maintenance of the heating, ventilation and air conditioning systems, as reasonably evidenced to Landlord from time to time upon Landlord’s request, or (ii) maintain in full force and effect a service contract for the maintenance of the heating, ventilation and air conditioning systems with an entity reasonably acceptable to Landlord; provided, however, that during the one year period following the Lease Commencement Date, such service contract shall be maintained with the contractor that installed the heating, ventilation and air conditioning systems and shall provide for at least two preventive maintenance service calls during such one year period. If Tenant is required to or elects to maintain the service contracts in accordance with part (ii) of the foregoing sentence, Tenant shall deliver to Landlord (x) a copy of said service contract prior to the Lease Commencement Date, and (y) thereafter, a copy of a renewal or substitute service contract within thirty (30) days prior to the expiration of the existing service contract. Tenant’s obligation shall exclude any maintenance, repair and replacement required because of the act, gross negligence or willful misconduct of Landlord, its employees, contractors or agents, which shall be the responsibility of Landlord.
(b)Landlord shall, at its own cost and expense, maintain in good condition and repair the foundation (beneath the floor slab), structural frame, external walls (exclusive of painting and caulking of the Building, the cost of which will be included in Operating Expenses) and roof of the Building (but any patches to the roof membrane not covered by warranty will be included in Operating Expenses). Landlord shall also be responsible for any repairs to the floor slab (but not the maintenance thereof) required because of latent defects in the floor slab, defects resulting from inferior workmanship in the construction of the floor slab, or defects resulting from a failure to construct the floor slab in accordance with the applicable plans and specifications therefor or the laws and regulations applicable thereto. Landlord’s obligation shall exclude the cost of any maintenance or repair required because of the gross negligence, improper use or willful misconduct of Tenant or any of Tenant’s subsidiaries or affiliates, or any of Tenant’s or such subsidiaries’ or affiliates’ agents, contractors, employees, licensees or invitees (collectively, “Tenant’s Affiliates”), the cost of which shall be the responsibility of Tenant. Landlord shall never have any obligation to repair, maintain or replace, pursuant to this subsection 10(b) or any other provision of this Lease, any Tenant’s Change (as defined in Section 18 hereof). In addition to the foregoing, Landlord will maintain the fire pump and sprinklers and perform inspections and testing in accordance with the guidelines outlined in NFPA No. 25 “Inspection of Water Based Fire Suppression Systems.”
(c)Unless the same is caused solely by the negligent action or inaction of Landlord, its employees or agents, and is not covered by the insurance required to be carried by Tenant pursuant to the terms of this Lease, Landlord shall not be liable to Tenant or to any other person for any damage occasioned by failure in any utility system or by the bursting or leaking of any vessel or pipe in or about the Demised Premises, or for any damage occasioned by water coming into the Demised Premises or arising from the acts or neglects of occupants of adjacent property or the public.
11.Tenant’s Personal Property; Indemnity. All of Tenant’s personal property in the Demised Premises shall be and remain at Tenant’s sole risk. Landlord, its agents, employees and contractors, shall not be

Exhibit 10.40
liable for, and Tenant hereby releases Landlord from, any and all liability for theft thereof or any damage thereto occasioned by any act of God or by any acts, omissions or negligence of any persons, except to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees and contractors. Landlord, its agents, employees and contractors, shall not be liable for any injury to the person or property of Tenant or the employees, agents, contractors or invitees of Tenant in or about the Demised Premises, Tenant expressly agreeing to indemnify and save Landlord, its agents, employees and contractors, harmless, in all such cases, except to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees and contractors. Tenant further agrees to indemnify and reimburse Landlord for any costs or expenses, including, without limitation, attorneys’ fees, that Landlord reasonably may actually incur in investigating, handling or litigating any such claim against Landlord by a third person, unless such claim arose from the negligence or willful misconduct of Landlord, its agents, employees or contractors. The provisions of this Section 11 shall survive the expiration or earlier termination of this Lease with respect to any damage, injury or death occurring before such expiration or termination.
12.Tenant’s Fixtures. Tenant shall have the right to install in the Demised Premises trade fixtures required by Tenant or used by it in its business, and if installed by Tenant, to remove any or all such trade fixtures from time to time during and upon termination or expiration of this Lease; provided, however, that Tenant shall repair and restore any damage or injury to the Demised Premises (to the condition in which the Demised Premises existed prior to such installation) caused by the installation and/or removal of any such trade fixtures.
13.Signs. No sign, advertisement or notice shall be inscribed, painted, affixed, or displayed on the windows or exterior walls of the Demised Premises or on any public area of the Building, except in such places, numbers, sizes, colors and styles as are approved in advance in writing by Landlord, and which conform to all applicable laws, ordinances, or covenants affecting the Demised Premises. Any and all signs installed or constructed by or on behalf of Tenant pursuant hereto shall be installed, maintained and removed by Tenant at Tenant’s sole cost and expense.
14.No Landlord’s Lien. Notwithstanding any other provision hereof to the contrary, other than with respect to liens arising by virtue of any judgments obtained by Landlord against Tenant, Landlord hereby waives any and all rights (whether contractual, common law, statutory or otherwise) to any lien or right of distraint against any personal property and trade fixtures of Tenant situated in and upon the Demised Premises.
15.Governmental Regulations. Tenant shall promptly comply throughout the Term, at Tenant’s sole cost and expense, with all present and future laws, ordinances, orders, rules, regulations or requirements of all federal, state and municipal governments and appropriate departments, commissions, boards and officers thereof (collectively, “Governmental Requirements”) relating to (a) all or any part of the Demised Premises, and (b) the use or manner of use of the Demised Premises and the Building Common Area; provided, however, that Landlord shall be solely responsible for making all changes necessitated by violations by Landlord, it contractors or agents, of applicable Governmental Requirements in effect as of the Lease Commencement Date. Tenant shall also observe and comply with the requirements of all policies of public liability, fire and other policies of insurance at any time in force with respect to the Demised Premises. Notwithstanding the foregoing, (A) if as a result of one or more Governmental Requirements it is necessary, from time to time during the Term, to perform an alteration or modification of the Demised Premises, the Building, or the Building Common Area (a “Code Modification”) which is made necessary as a result of the specific use being made by Tenant of the Demised Premises (as distinguished from an alteration or modification which would be required to be made by the owner of a warehouse-office building comparable to the Building irrespective of the use thereof by any particular occupant) or a Tenant’s Change, then such Code Modification shall be the sole and exclusive responsibility of Tenant in all respects; any such Code Modification shall be promptly performed by Tenant at its expense in accordance with the applicable Governmental Requirement and with Section 18 hereof; and (B) if as a result of one or more Governmental Requirements it is necessary from time to time during the Term to perform a Code Modification which (i) would be characterized as a capital expenditure under generally accepted accounting principles and (ii) is not made necessary as a result of the specific use being made by Tenant of the Demised Premises (as distinguished from an alteration or modification which would be required to be made by the owner of any warehouse- office building comparable to the Building irrespective of the use thereof by any

Exhibit 10.40
particular occupant) or a Tenant’s Change, then (a) Landlord shall have the obligation to perform the Code Modification at its expense, (b) the cost of such Code Modification shall be amortized on a straight-line basis over the useful life of the item in question, as reasonably determined by Landlord in accordance with generally accepted accounting principles, and (c) Tenant shall be obligated to pay (as Additional Rent, payable in the same manner and upon the same terms and conditions as the Base Rent reserved hereunder) for (i) Tenant’s proportionate share (based on Tenant’s Operating Expense Percentage) of the portion of such amortized costs attributable to the remainder of the Term, including any extensions thereof, with respect to any Code Modification respecting the Building Common Area, and (ii) the entire portion of such amortized costs attributable to the remainder of the Term, including any extensions thereof, with respect to any Code Modification respecting the Demised Premises (and Tenant shall expressly not be required to pay any portion of the cost of a Code Modification respecting any leased or leasable space in the Building other than the Demised Premises, unless specifically required to do so under such Code Modification). Tenant shall promptly send to Landlord a copy of any written notice received by Tenant requiring a Code Modification.
16.Environmental Matters.
(a)For purposes of this Lease:
(i)“Contamination” as used herein means the presence of or release of Hazardous Substances (as hereinafter defined) into any environmental media from, upon, within, below, into or on any portion of the Demised Premises, the Building, the Building Common Area or the Project so as to require remediation, cleanup or investigation under any applicable Environmental Law (as hereinafter defined).
(ii)“Environmental Laws” as used herein means all federal, state, and local laws, regulations, orders, permits, ordinances or other requirements, which exist now or as may exist hereafter, concerning protection of human health, safety and the environment, all as may be amended from time to time including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. (“CERCLA”) and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (“RCRA”).
(iii)“Hazardous Substances” as used herein means any hazardous or toxic substance, material, chemical, pollutant, contaminant or waste as those terms are defined by any applicable Environmental Laws and any solid wastes, polychlorinated biphenyls, urea formaldehyde, asbestos, radioactive materials, radon, explosives, petroleum products and oil.
(b)Landlord represents that, except as revealed to Tenant in writing by Landlord, to Landlord’s actual knowledge, Landlord has not treated, stored or disposed of any Hazardous Substances upon or within the Demised Premises, nor, to Landlord’s actual knowledge, has any predecessor owner or occupant of the Demised Premises.
(c)Tenant covenants that all its activities, and the activities of Tenant’s Affiliates (as defined in Section 10(b)), on the Demised Premises, the Building, or the Project during the Term will be conducted in compliance with Environmental Laws. Tenant warrants that, to the current actual knowledge of Shelby McCloud, Vice President of Warehouse Operations for Tenant (without any individual liability on her part), it is currently in compliance with all applicable Environmental Laws and that there are no pending or threatened notices of deficiency, notices of violation, orders, or judicial or administrative actions involving alleged violations by Tenant of any Environmental Laws. Tenant, at Tenant’s sole cost and expense, shall be responsible for obtaining all permits or licenses or approvals under Environmental Laws necessary for Tenant’s operation of its business on the Demised Premises, shall make all notifications and registrations required by any applicable Environmental Laws, and shall use and store all substances used in the operation of Tenant’s business at the Demised Premises in accordance with the Materials Safety Data Sheets therefor. Tenant, at Tenant’s sole cost and expense, shall at all times comply with the terms and conditions of all such permits, licenses, approvals, notifications and registrations and, to the extent regulating the conduct of Tenant’s

Exhibit 10.40
activities at the Demised Premises, with any other applicable Environmental Laws. Tenant will maintain all such permits, licenses or approvals and make all such notifications and registrations required by any applicable Environmental Laws necessary for Tenant’s operation of its business on the Demised Premises.
(d)Tenant shall not cause or permit any Hazardous Substances to be brought upon, kept or used in or about the Demised Premises, the Building, or the Project without the prior written consent of Landlord, which consent shall not be unreasonably withheld; provided, however, that the consent of Landlord shall not be required for the use at the Demised Premises of cleaning supplies, toner for photocopying machines and other similar materials, in containers and quantities reasonably necessary for and consistent with normal and ordinary use by Tenant in the routine operation or maintenance of Tenant’s office equipment or in the routine janitorial service, cleaning and maintenance for the Demised Premises. For purposes of this Section 16, Landlord shall be deemed to have reasonably withheld consent if Landlord reasonably determines that the presence of such Hazardous Substance within the Demised Premises is reasonably likely to result in a risk of harm to person or property or otherwise negatively affect the value or marketability of the Building or the Project.
(e)Tenant shall not cause or permit the release of any Hazardous Substances by Tenant or Tenant’s Affiliates into any environmental media such as air, water or land, or into or on the Demised Premises, the Building or the Project in any manner that violates any Environmental Laws. If such release shall occur, Tenant shall (i) take all steps reasonably necessary to contain and control such release and any associated Contamination, (ii) clean up or otherwise remedy such release and any associated Contamination to the extent required by, and take any and all other actions required under, applicable Environmental Laws and (iii) notify and keep Landlord reasonably informed of such release and response.
(f)Regardless of any consents granted by Landlord pursuant to Section 16(d) allowing Hazardous Substances upon the Demised Premises, Tenant shall under no circumstances whatsoever cause or permit (i) any activity on the Demised Premises which would cause the Demised Premises to become subject to regulation as a hazardous waste treatment, storage or disposal facility under RCRA or the regulations promulgated thereunder, or cause Tenant to become regulated as a generator under RCRA other than as a Conditionally Exempt Small Quantity Generator as defined by RCRA (“Conditionally Exempt Small Quantity Generator” shall have the meaning provided under the RCRA, as in effect from time to time), (ii) the discharge of Hazardous Substances into the storm sewer system serving the Project or (iii) the installation of any underground storage tank or underground piping on or under the Demised Premises.
(g)Tenant shall and hereby does indemnify Landlord and hold Landlord harmless from and against any and all expense, loss, and liability suffered by Landlord (except to the extent that such expenses, losses, and liabilities arise out of Landlord’s own negligence or willful act), by reason of the storage, generation, release, handling, treatment, transportation, disposal, or arrangement for transportation or disposal, of any Hazardous Substances at the Demised Premises, the Building or the Project (whether accidental, intentional, or negligent) by Tenant or Tenant’s Affiliates or by reason of Tenant’s breach of any of the provisions of this Section 16. Such expenses, losses and liabilities shall include, without limitation, all of the following expenses, losses and liabilities arising out of any such Contamination of the Demised Premises, the Building or the Project by Tenant or Tenant’s Affiliates and/or by reason of Tenant’s breach of any of the provisions of this Section 16: (i) any and all expenses that Landlord may incur to comply with any Environmental Laws as a result thereof; (ii) any and all costs that Landlord may incur in studying or remedying any such Contamination; (iii) any and all costs that Landlord may incur in studying, removing, disposing or otherwise addressing such Hazardous Substances; (iv) any and all fines, penalties or other sanctions assessed upon Landlord; and (v) any and all legal and professional fees and costs incurred by Landlord in connection with the foregoing. The indemnity contained herein shall survive the expiration or earlier termination of this Lease.
17.Construction of Demised Premises.

Exhibit 10.40
(a)Within thirty (30) days after the Lease Date, Landlord shall prepare, at Landlord’s sole cost and expense, and submit to Tenant a set of plans and specifications and/or construction drawings (collectively, the “Plans and Specifications”) based on the preliminary plans and specifications and/or preliminary floor plans set forth on Exhibit B attached hereto and incorporated herein (collectively, the “Preliminary Plans”), covering all work to be performed by Landlord in constructing the Improvements (as defined in Section 8(a)(ii)). Tenant shall have fifteen (15) days after receipt of the Plans and Specifications in which to review and to give to Landlord written notice of its approval of the Plans and Specifications or its requested changes to the Plans and Specifications (and Landlord must expressly notify Tenant upon delivery to Tenant of such Plans and Specifications, or any change thereto, that Tenant must approve or reject the same within fifteen (15) days or they will be deemed approved). Tenant shall have no right to request any changes to the Plans and Specifications which would materially alter either the Demised Premises or the exterior appearance or basic nature of the Building, as the same are contemplated by the Preliminary Plans. If Tenant fails to approve or request changes to the Plans and Specifications by fifteen (15) days after its receipt thereof, then Tenant shall be deemed to have approved the Plans and Specifications and the same shall thereupon be final. If Tenant requests any changes to the Plans and Specifications, Landlord shall make those changes which are reasonably requested by Tenant and shall within ten (10) days of its receipt of such request submit the revised portion of the Plans and Specifications to Tenant. Provided that Landlord delivers the plans back to Tenant with the necessary changes made to the satisfaction of the Tenant, then Tenant may not thereafter disapprove the revised portions of the Plans and Specifications unless Landlord has unreasonably failed to incorporate reasonable comments of Tenant and, subject to the foregoing, the Plans and Specifications, as modified by said revisions, shall be deemed to be final upon the submission of said revisions to Tenant. Landlord and Tenant shall at all times in their review of the Plans and Specifications, and of any revisions thereto, act reasonably and in good faith. Tenant acknowledges that the Improvements are being constructed on a “fast track” basis and that Landlord shall have the right and option to submit various parts of the proposed Plans and Specifications from time to time during said thirty (30) day period and the time period for approval of any part of the proposed Plans and Specifications shall commence upon receipt of each submission. After Tenant has approved the Plans and Specifications or the Plans and Specifications have otherwise been finalized pursuant to the procedures set forth hereinabove, any subsequent changes to the Plans and Specifications requested by Tenant (herein referred to as a “Change Order”) shall be at Tenant’s sole cost and expense and subject to Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed. In the event Landlord approves any such requested Change Order, Landlord shall give written notice thereof to Tenant, which notice will specify the Change Order approved by Landlord as well as the estimated incremental cost thereof. The cost to Tenant for Change Orders shall be Landlord’s incremental cost plus seven percent (7%) of such incremental amount as Landlord’s overhead. Tenant acknowledges and agrees that Landlord shall be under no obligation to proceed with any work related to the approved Change Order unless and until Tenant delivers to Landlord an amount equal to the full estimated incremental cost of such approved Change Order as set forth in Landlord’s notice. When the final incremental cost of any such Change Order has been determined and incurred, Landlord and Tenant each agree to pay or refund the amounts owed to the other with respect to such Change Order, based on the estimated payment made to Landlord. If after the Plans and Specifications have been finalized pursuant to the procedures set forth hereinabove Tenant requests a Change Order or any further changes to the Plans and Specifications and, as a result thereof, Substantial Completion (as hereinafter defined) of the Improvements is delayed, then for purposes of establishing the Lease Commencement Date and any other date tied to the date of Substantial Completion, Substantial Completion shall be deemed to mean the date when Substantial Completion would have been achieved but for such Tenant delay.
(b)Landlord shall use reasonable speed and diligence to Substantially Complete the Improvements, at Landlord’s sole cost and expense, and have the Demised Premises ready for occupancy on or before October 1, 2007, provided that, subject to Special Stipulation 3 on Exhibit C hereto, Landlord shall not be liable to Tenant in any way for achieving Substantial Completion after such target date, and any such failure to complete by such target date shall

Exhibit 10.40
not in any way affect the obligations of Tenant hereunder. No liability whatsoever shall arise or accrue against Landlord by reason of its failure to deliver or afford possession of the Demised Premises, and Tenant hereby releases and discharges Landlord from and of any claims for damage, loss, or injury of every kind whatsoever as if this Lease were never executed.
(c)Landlord shall notify Tenant at least ten (10) days prior to the anticipated date of Substantial Completion of the Demised Premises, and a representative of Landlord and a representative of Tenant together shall, prior to such anticipated date, inspect the Demised Premises to confirm that the Demised Premises are nearly Substantially Complete. Within fourteen (14) days after Substantial Completion of the Demised Premises, a representative of Landlord and a representative of Tenant together shall generate a punchlist of defective or uncompleted items relating to the completion of construction of the Improvements other than any damage caused by Tenant, its contractors, employees or agents (the “Punchlist”). Landlord shall, within a reasonable time after the Punchlist is prepared and agreed upon by Landlord and Tenant, complete such incomplete work and remedy such defective work as is set forth on the Punchlist. All construction work performed by Landlord shall be deemed approved by Tenant in all respects except for items of said work which are not completed or do not conform to the Plans and Specifications and which are included on the Punchlist.
(d)Reserved.
(e)Landlord hereby warrants to Tenant, which warranty shall survive for the one (1) year period following the Lease Commencement Date (the “Landlord Warranty Period”), that (i) the materials and equipment furnished by Landlord’s contractors in the completion of the Improvements will be of first class quality, new and installed in a good and workmanlike manner, and (ii) such materials and equipment and the work of such contractors shall be free from defects not inherent in the quality required or permitted hereunder. This warranty shall exclude damages or defects caused by Tenant or Tenant’s Affiliates, improper or insufficient maintenance, improper operation, and normal wear and tear under normal usage. Subject to Landlord’s right to enforce the same during the Landlord Warranty Period, Landlord grants to Tenant in common with Landlord, until the expiration or earlier termination of the Term, without recourse to or warranty from Landlord in respect thereof, a non-exclusive right during the Term to exercise Landlord’s rights under any warranties obtained with respect to the heating, ventilation and air conditioning system, or any other portions of the Improvements within the Demised Premises required to be maintained or repaired by Tenant pursuant to this Lease.
(f)For purposes of this Lease, the term “Substantial Completion” (or any variation thereof) shall mean completion of construction of the Improvements in accordance with the Plans and Specifications, subject only to Punchlist items established pursuant to Section 17(c), as established by the delivery by Landlord to Tenant of (i) a certificate of occupancy or its equivalent (or temporary certificate of occupancy or its equivalent) for the Demised Premises issued by the appropriate governmental authority, if a certificate is so required by a governmental authority, and (ii) a Certificate of Substantial Completion for the Improvements on Standard AIA Form G-704 certified by Landlord’s architect (or, in the event that Tenant shall object to Landlord’s architect making such certification, then as certified by a third party architect reasonably acceptable to both Landlord and Tenant, at the mutual expense of Landlord and Tenant), confirming that the Improvements have been substantially completed subject only to the completion of items the incompletion of which does not materially impair the ability of Tenant to operate its business within the Demised Premises, and outlining, in the good faith judgment of such architect, which items can be completed within thirty (30) days thereafter. In the event Substantial Completion is delayed because of Tenant’s failure to approve the Plans and Specifications as set forth in Section 17(a), by change orders requested by Tenant after approval of the Plans and Specifications or by any other Tenant Delay, then for the purpose of establishing the Lease Commencement Date and any other date tied to the date of Substantial Completion, Substantial Completion shall be deemed to mean the date when Substantial Completion would have been achieved but for such delay. Tenant hereby acknowledges that certain outdoor improvements shall not be required to be completed for

Exhibit 10.40
Substantial Completion of the Demised Premises to occur, provided that Landlord shall promptly complete any such exterior work promptly after the date of Substantial Completion as weather permits. Landlord hereby covenants that, promptly after Substantial Completion, Landlord will ensure that no mechanic’s or materialmen’s liens will exist on the Land or any improvements thereon related to the construction thereof which relates to work to be paid for by Landlord (and will deliver to Tenant evidence that no such liens exist or can thereafter be filed with respect to work associated with the construction of the Building and the other improvements on the Land, including the buildout of the Demised Premises).
18.Tenant Alterations and Additions.
(a)Tenant shall not make or permit to be made any alterations, improvements, or additions to the Demised Premises (other than those modifications the cost of which does not exceed $15,000 per project and which do not involve modifications to the roof, exterior walls, foundation, structural supports or HVAC and plumbing systems of the Building) (each such alteration, improvement or addition, other than the excluded modifications, is referred to herein as a “Tenant’s Change”), without first obtaining on each occasion Landlord’s prior written consent (which consent Landlord agrees not to unreasonably withhold). The installation and removal of Tenant’s trade fixtures within or from the Demised Premises shall not constitute a “Tenant’s Change” for purposes hereof. As part of its approval process, Landlord may require that Tenant submit plans and specifications to Landlord, for Landlord’s approval or disapproval, which approval shall not be unreasonably withheld. All Tenant’s Changes shall be performed in accordance with all legal requirements applicable thereto and in a good and workmanlike manner with first-class materials. Tenant shall maintain insurance reasonably satisfactory to Landlord during the construction of all Tenant’s Changes. Any request from Tenant for approval of a proposed Tenant’s Change shall include a request for Landlord to determine whether Landlord will require such Tenant’s Change to be removed at the expiration of the Lease as a condition to such approval. If Landlord at the time of giving its approval to any Tenant’s Change notifies Tenant in writing that approval is not conditioned upon removal of Tenant’s Change at the termination or expiration of this Lease, then Tenant shall not be required to remove the applicable Tenant’s Change at the termination or expiration of this Lease; provided, however, that if such approval is conditioned on removal, then Tenant shall, at its sole cost and expense and at Landlord’s option upon the termination or expiration of this Lease, remove the same and restore the Demised Premises to its condition prior to such Tenant’s Change. No Tenant’s Change shall be structural in nature or impair the structural strength of the Building or reduce its value. Tenant shall pay the full cost of any Tenant’s Change and shall give Landlord such reasonable security as may be requested by Landlord to insure payment of such cost. Except as otherwise provided herein and in Section 12, all Tenant’s Changes and all repairs and all other property attached to or installed on the Demised Premises by or on behalf of Tenant shall immediately upon completion or installation thereof be and become part of the Demised Premises and the property of Landlord without payment therefor by Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease.
(b)To the extent permitted by law, all of Tenant’s contracts and subcontracts for such Tenant’s Changes shall provide that no lien shall attach to or be claimed against the Demised Premises or any interest therein other than Tenant’s leasehold interest in the Demised Premises, and that all subcontracts let thereunder shall contain the same provision. Whether or not Tenant furnishes the foregoing, Tenant agrees to hold Landlord harmless from, and defend against (with legal counsel acceptable to Landlord) all liens, claims and liabilities of every kind, nature and description which may arise out of or in any way be connected with such work. Tenant shall not permit the Demised Premises to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor, material or services furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed for the Demised Premises by, or at the direction or sufferance of Tenant and if any such liens are filed against the Demised Premises, Tenant shall promptly discharge the same; provided, however, that Tenant shall have the right to contest, in good faith and with reasonable diligence, the validity of any such lien or claimed lien if Tenant shall

Exhibit 10.40
give to Landlord, within fifteen days after demand, such security as may be reasonably satisfactory to Landlord to assure payment thereof and to prevent any sale, foreclosure, or forfeiture of Landlord’s interest in the Demised Premises by reason of non-payment thereof; provided further that on final determination of the lien or claim for lien, Tenant shall immediately pay any judgment rendered, with all proper costs and charges, and shall have the lien released and any judgment satisfied. If Tenant fails to post such security or does not diligently contest such lien, Landlord may, without investigation of the validity of the lien claim, discharge such lien and Tenant shall reimburse Landlord upon demand for all costs and expenses incurred in connection therewith, which expenses shall include any attorneys’ fees, paralegals’ fees and any and all costs associated therewith, including litigation through all trial and appellate levels and any costs in posting bond to effect a discharge or release of the lien. Nothing contained in this Lease shall be construed as consent on the part of Landlord to subject the Demised Premises to liability under any lien law now or hereafter existing of the state in which the Demised Premises are located.
19.Services by Landlord. Landlord shall be responsible for providing for maintenance of the Building Common Area, and, except as required by Section 10(b) hereof or as otherwise specifically provided for herein, Landlord shall be responsible for no other services whatsoever. Tenant, by payment of Tenant’s share of the Operating Expenses, shall pay Tenant’s pro rata share of the expenses incurred by Landlord hereunder.
20.Fire and Other Casualty. In the event the Demised Premises are damaged by fire or other casualty insured by Landlord (or required to be insured by Landlord pursuant to the terms of this Lease), Landlord agrees to promptly restore and repair the Demised Premises at Landlord’s expense, including the Improvements to be insured by Tenant to the extent Landlord receives insurance proceeds therefor, including the proceeds from the insurance required to be carried by Tenant on the Improvements. Notwithstanding the foregoing, in the event that the Demised Premises are (i) in the reasonable opinion of Landlord, so destroyed that they cannot be repaired or rebuilt within one hundred eighty (180) days after the date of such damage; or (ii) destroyed by a casualty which is not covered by Landlord’s insurance (or insurance that Landlord is required to carry pursuant to the terms of this Lease), or if such casualty is covered by Landlord’s insurance but Lender or other party entitled to insurance proceeds fails to make such proceeds available to Landlord in an amount sufficient for restoration of the Demised Premises, then Landlord shall give written notice to Tenant (the “Determination Notice”) within forty-five (45) days of such casualty. Either Landlord or Tenant may terminate and cancel this Lease effective as of the date of such casualty by giving written notice to the other party within thirty (30) days after Tenant’s receipt of the Determination Notice. Upon the giving of such termination notice, all obligations hereunder with respect to periods from and after the effective date of termination shall thereupon cease and terminate. If no such termination notice is given, Landlord shall (but only to the extent of the available insurance proceeds) make such repair or restoration of the Demised Premises to the approximate condition existing prior to such casualty, promptly and in such manner as not to unreasonably interfere with Tenant’s use and occupancy of the Demised Premises (if Tenant is still occupying the Demised Premises). Base Rent and Additional Rent shall proportionately abate during the time that the Demised Premises or any part thereof are unusable by reason of any such damage thereto, and shall abate entirely if the Demised Premises cannot be practicably used by Tenant for the normal conduct of its business therein as a result of such casualty. In the event that Landlord is unable to Substantially Complete the repair or restore the Demised Premises on or before the date which is the one hundred eightieth (180th) day after Tenant’s receipt of the Determination Notice, as extended by Tenant Delay (as defined in Special Stipulation 3(c)) and as may be extended for a period of up to sixty (60) days for Force Majeure Delay (as defined in Special Stipulation 3(c)), Tenant may, at its option and as its sole remedy, terminate this Lease by written notice to Landlord given within thirty (30) days thereafter (provided that Landlord has not completed such repair or restoration prior to Landlord’s receipt of said termination notice), and thereafter neither Landlord nor Tenant shall have any further obligation hereunder.
21.Condemnation.
(a)If all of the Demised Premises is taken or condemned for a public or quasi-public use, or if (i) a material portion of the Demised Premises (or the property owned by Landlord on which the Building is located which provides a necessary means of access to the Demised Premises) is

Exhibit 10.40
taken or condemned for a public or quasi-public use and the remaining portion thereof is not practicably usable by Tenant in the reasonable opinion of Tenant, acting reasonably and in good faith, and, with respect to such loss of access, Landlord does not promptly provide reasonably acceptable alternative access, or (ii) Landlord determines in good faith that the award from any proceeding with respect to such taking or condemnation will be inadequate to restore the Demised Premises, then either party may terminate this Lease as of the earlier of the date title to the condemned real estate vests in the condemnor or the date on which Tenant is deprived of possession of the Demised Premises. In such event, the Base Rent herein reserved and all Additional Rent and other sums payable hereunder shall be apportioned and paid in full by Tenant to Landlord to that date, all Base Rent, Additional Rent and other sums payable hereunder prepaid for periods beyond that date shall forthwith be repaid by Landlord to Tenant, and neither party shall thereafter have any liability hereunder, except that any obligation or liability of either party, actual or contingent, under this Lease which has accrued on or prior to such termination date shall survive for the period specified herein with respect to such obligation or liability.
(b)If only part of the Demised Premises is taken or condemned for a public or quasi-public use and this Lease does not terminate pursuant to Section 21(a), Landlord shall, to the extent of the award it receives, restore the Demised Premises to a condition and to a size as nearly comparable as reasonably possible to the condition and size thereof immediately prior to the taking, and there shall be an equitable adjustment to the Base Rent and Additional Rent based on the actual loss of use of the Demised Premises suffered by Tenant from the taking (and, pending the restoration of the Demised Premises, if the Demised Premises cannot be practicably used by Tenant for the normal conduct of its business therein, rent shall abate completely). In the event that Landlord is unable to Substantially Complete the restoration of the Demised Premises as provided herein on or before the date which is the one hundred eightieth (180th) day after such taking or condemnation, as extended by Tenant Delay and as may be extended for a period of up to sixty (60) days for Force Majeure Delay, Tenant may, at its option and as its sole remedy, terminate this Lease by written notice to Landlord given within thirty (30) days thereafter (provided that Landlord has not restored the Demised Premises prior to Landlord’s receipt of such notice), and thereafter neither Landlord nor Tenant shall have any further obligation hereunder.
(c)Landlord shall be entitled to receive the entire award in any proceeding with respect to any taking provided for in this Section 21, without deduction therefrom for any estate vested in Tenant by this Lease, and Tenant shall receive no part of such award. Nothing herein contained shall be deemed to prohibit Tenant from making a separate claim, against the condemnor, to the extent permitted by law, for the value of Tenant’s moveable trade fixtures, machinery, moving expenses, the loss of business opportunity or such other damages as may be suffered by Tenant, provided that (i) Tenant shall not be entitled to make a claim for the value of the leasehold estate created hereby, and (ii) the making of such claim shall not and does not adversely affect or diminish Landlord’s award.
22.Tenant’s Default.
(a)The occurrence of any one or more of the following events shall constitute an “Event of Default” of Tenant under this Lease:
(i)if Tenant fails to pay Base Rent or any Additional Rent hereunder as and when such rent becomes due and such failure shall continue for more than five (5) days after Landlord gives written notice to Tenant of such failure;
(ii)if Tenant fails to pay Base Rent or any Additional Rent within 5 days of when due more than three (3) times in any period of twelve (12) consecutive months, notwithstanding that such payments have been made after Landlord’s notice to Tenant of such failure;

Exhibit 10.40
(iii)if the Demised Premises become deserted, or abandoned for more than ten (10) consecutive days and are not properly secured and maintained in the manner required by this Lease;
(iv)if Tenant permits to be done anything which creates a lien upon the Demised Premises and fails to discharge or bond such lien, or post security with Landlord acceptable to Landlord, in either case within thirty (30) days after receipt by Tenant of written notice thereof from Landlord;
(v)if Tenant fails to maintain in force all policies of insurance required by this Lease and such failure shall continue for more than ten (10) days after Landlord gives Tenant written notice of such failure;
(vi)if any petition is filed by or against Tenant or any guarantor of this Lease under any present or future section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof (which, in the case of an involuntary proceeding, is not discharged, dismissed, stayed, or vacated, as the case may be, within sixty (60) days of commencement), or if any order for relief shall be entered against Tenant or any guarantor of this Lease in any such proceedings;
(vii)if Tenant or any guarantor of this Lease becomes insolvent or makes a transfer in fraud of creditors or makes a general assignment for the benefit of creditors;
(viii)if a receiver, custodian, or trustee is appointed for the Demised Premises or for all or substantially all of the assets of Tenant or of any guarantor of this Lease, which appointment is not vacated within sixty (60) days following the date of such appointment; or
(ix)if Tenant fails to perform or observe any other term of this Lease and such failure shall continue for more than thirty (30) days after Landlord gives Tenant written notice of such failure, or, if such failure cannot be corrected within such thirty (30) day period, if Tenant does not commence to correct such default within said thirty (30) day period and thereafter diligently prosecute the correction of same to completion within a reasonable time.
(b)Upon the occurrence of any one or more Events of Default, Landlord may, at Landlord’s option, without any demand or notice whatsoever (except as expressly required in this Section 22):
(i)Terminate this Lease by giving Tenant notice of termination, in which event this Lease shall expire and terminate on the date specified in such notice of termination and all rights of Tenant under this Lease and in and to the Demised Premises shall terminate. Tenant shall remain liable for all obligations under this Lease related to the period up to the date of such termination (but shall be released from all obligations related to the period from and after the date of such termination, including, without limitation, all rent and Operating Expenses for related to the period after the date of such termination), and Tenant shall surrender the Demised Premises to Landlord on the date specified in such notice; or Terminate this Lease as provided in Section 22(b)(i) hereof (but without releasing Tenant from obligations under the Lease related to the period after such termination) and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including, without limitation, an amount which, at the date of such termination, is calculated as follows: (1) the value of the excess, if any, of (A) the Base Rent, Additional Rent and all other sums which would have been payable hereunder by Tenant for the period commencing with the day following the date of such termination and ending with the Expiration Date had this Lease not been terminated (the “Remaining Term”), over (B) the aggregate reasonable rental value of the Demised Premises for the Remaining Term (which excess, if any shall be discounted to present value at the “Treasury Yield” as defined below for the Remaining Term); plus (2) the costs of recovering

Exhibit 10.40
possession of the Demised Premises and all other out- of-pocket expenses incurred by Landlord due to Tenant’s default, including, without limitation, reasonable attorney’s fees actually incurred; plus (3) the unpaid Base Rent and Additional Rent earned as of the date of termination plus any interest and late fees due hereunder, plus other sums of money and damages owing on the date of termination by Tenant to Landlord under this Lease or in connection with the Demised Premises. The amount as calculated above shall be deemed immediately due and payable. The payment of the amount calculated in subparagraph (ii)(1) shall not be deemed a penalty but shall merely constitute payment of liquidated damages, it being understood and acknowledged by Landlord and Tenant that actual damages to Landlord are extremely difficult, if not impossible, to ascertain. “Treasury Yield” shall mean the rate of return in percent per annum of Treasury Constant Maturities for the length of time specified as published in document H.15(519) (presently published by the Board of Governors of the U.S. Federal Reserve System titled “Federal Reserve Statistical Release”) for the calendar week immediately preceding the calendar week in which the termination occurs. If the rate of return of Treasury Constant Maturities for the calendar week in question is not published on or before the business day preceding the date of the Treasury Yield in question is to become effective, then the Treasury Yield shall be based upon the rate of return of Treasury Constant Maturities for the length of time specified for the most recent calendar week for which such publication has occurred. If no rate of return for Treasury Constant Maturities is published for the specific length of time specified, the Treasury Yield for such length of time shall be the weighted average of the rates of return of Treasury Constant Maturities most nearly corresponding to the length of the applicable period specified. If the publishing of the rate of return of Treasury Constant Maturities is ever discontinued, then the Treasury Yield shall be based upon the index which is published by the Board of Governors of the U.S. Federal Reserve System in replacement thereof or, if no such replacement index is published, the index which, in Landlord’s reasonable determination, most nearly corresponds to the rate of return of Treasury Constant Maturities. In determining the aggregate reasonable rental value pursuant to subparagraph (ii)(1)(B) above, the parties hereby agree that, at the time Landlord seeks to enforce this remedy, all relevant factors should be considered, including, but not limited to, (a) the length of time remaining in the Remaining Term, (b) the then current market conditions in the general area in which the Building is located, (c) the likelihood of reletting the Demised Premises for a period of time equal to the remainder of the Term, (d) the net effective rental rates then being obtained by landlords for similar type space of similar size in similar type buildings in the general area in which the Building is located, (e) the vacancy levels in the general area in which the Building is located, (f) current levels of new construction that will be completed during the Remaining Term and how this construction will likely affect vacancy rates and rental rates and (g) inflation; or
(ii)Without terminating this Lease, to the extent allowed by applicable law, upon any Event of Default resulting from an event described in any of items 22(a)(i), 22(a)(vi), 22(a)(vii), or 22(a)(viii), declare immediately due and payable the sum of the following: (1) the present value (calculated using the “Treasury Yield”) of all Base Rent and Additional Rent due and coming due under this Lease for the entire Remaining Term (as if by the terms of this Lease they were payable in advance), plus (2) the cost of recovering and reletting the Demised Premises and all other expenses incurred by Landlord in connection with Tenant’s default, plus (3) any unpaid Base Rent, Additional Rent and other rentals, charges, assessments and other sums owing by Tenant to Landlord under this Lease or in connection with the Demised Premises as of the date this provision is invoked by Landlord, plus (4) interest on all such amounts from the date due at the Interest Rate, and Landlord may immediately proceed to distrain, collect, or bring action for such sum, or may file a proof of claim in any bankruptcy or insolvency proceedings to enforce payment thereof; provided, however, that such payment shall not be deemed a penalty or liquidated damages, but shall merely constitute payment in advance of all Base Rent and Additional Rent

Exhibit 10.40
payable hereunder throughout the Term, and provided further, however, that upon Landlord receiving such payment, Tenant shall be entitled to receive from Landlord all rents received by Landlord from other assignees, tenants and subtenants on account of said Demised Premises during the remainder of the Term (provided that the monies to which Tenant shall so become entitled shall in no event exceed the entire amount actually paid by Tenant to Landlord pursuant to this subparagraph (iii)), less all costs, expenses and attorneys’ fees of Landlord incurred but not yet reimbursed by Tenant in connection with recovering and reletting the Demised Premises; or
(iii)Without terminating this Lease, under the authority of an appropriate court order, in its own name but as agent for Tenant, enter into and upon and take possession of the Demised Premises or any part thereof. Any property remaining in the Demised Premises may be removed and stored in a warehouse or elsewhere at the cost of, and for the account of, Tenant without Landlord being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby unless caused by Landlord’s negligence or willful misconduct. Thereafter, Landlord may, but shall not be obligated to, lease to a third party the Demised Premises or any portion thereof as the agent of Tenant upon such terms and conditions as Landlord reasonably deems necessary in order to relet the Demised Premises. The remainder of any rentals received by Landlord from such reletting, after the payment of any indebtedness due hereunder from Tenant to Landlord, and the payment of any costs and expenses of such reletting, shall be held by Landlord to the extent of and for application in payment of future rent owed by Tenant, if any, as the same may become due and payable hereunder. If such rentals received from such reletting shall at any time or from time to time be less than sufficient to pay to Landlord the entire sums then due from Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for any such previous default provided same has not been cured; or
(iv)Without terminating this Lease, with notice to Tenant, enter into and upon the Demised Premises and, without being liable for prosecution or any claim for damages therefor, maintain the Demised Premises and repair or replace any damage thereto that was the responsibility of the Tenant to maintain, repair or replace (and which Tenant failed to do), or do anything or make any payment for which Tenant is responsible hereunder (and which Tenant failed to do). Tenant shall reimburse Landlord within ten (10) days after Tenant’s receipt of demand for any expenses which Landlord incurs in thus effecting Tenant’s compliance under this Lease and Landlord shall not be liable to Tenant for any damages with respect thereto (and, upon Landlord’s receipt of such payment, any Event of Default occasioned by the related failure of Tenant to maintain the condition of the Demised Premises shall be deemed to be cured); or
(v)Without liability to Tenant or any other party and without constituting a constructive or actual eviction, suspend or discontinue furnishing or rendering to Tenant any property, material, labor, utilities or other service, wherever Landlord is obligated to furnish or render the same so long as an Event of Default exists under this Lease; or
(vi)With or without terminating this Lease, allow the Demised Premises to remain unoccupied and collect rent from Tenant as it comes due; provided, however, that notwithstanding anything contained herein to the contrary, Landlord shall use reasonable efforts to mitigate its damages to the extent required by applicable law; or
(vii)Pursue such other remedies as are available at law or equity.
(c)If this Lease shall terminate as a result of or while there exists an Event of Default hereunder, any funds of Tenant held by Landlord may be applied by Landlord to any damages payable by Tenant (whether provided for herein or by law) as a result of such termination or default.

Exhibit 10.40
(d)Neither the commencement of any action or proceeding, nor the settlement thereof, nor entry of judgment thereon shall bar Landlord from bringing subsequent actions or proceedings from time to time, nor shall the failure to include in any action or proceeding any sum or sums then due be a bar to the maintenance of any subsequent actions or proceedings for the recovery of such sum or sums so omitted.
(e)No agreement to accept a surrender of the Demised Premises and no act or omission by Landlord or Landlord’s agents during the Term shall constitute an acceptance or surrender of the Demised Premises unless made in writing and signed by Landlord. No re-entry or taking possession of the Demised Premises by Landlord shall constitute an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant. No provision of this Lease shall be deemed to have been waived by either party unless such waiver is in writing and signed by the party making such waiver. Landlord’s acceptance of Base Rent or Additional Rent in full or in part following an Event of Default hereunder shall not be construed as a waiver of such Event of Default. No custom or practice which may grow up between the parties in connection with the terms of this Lease shall be construed to waive or lessen either party’s right to insist upon strict performance of the terms of this Lease, without a written notice thereof to the other party.
(f)If an Event of Default shall occur, Tenant shall pay to Landlord, within ten (10) days after demand, all expenses incurred by Landlord as a result thereof, including reasonable attorneys’ fees, court costs and expenses actually incurred.
23.Landlord’s Right of Entry. Tenant agrees to permit Landlord and the authorized representatives of Landlord and of Lender to enter upon the Demised Premises at all reasonable times for the purposes of inspecting the Demised Premises and Tenant’s compliance with this Lease, and making any necessary repairs thereto; provided that, (i) except in the case of an emergency, Landlord shall give Tenant reasonable prior notice of Landlord’s intended entry upon the Demised Premises and (ii) except in the case of an emergency, Tenant shall be entitled to have a representative accompany Landlord upon such entry. Nothing herein shall imply any duty upon the part of Landlord to do any work required of Tenant hereunder, and the performance thereof by Landlord shall not constitute a waiver of Tenant’s default in failing to perform it. Landlord shall not be liable for inconvenience, annoyance, disturbance or other damage to Tenant by reason of making such repairs or the performance of such work in the Demised Premises or on account of bringing materials, supplies and equipment into or through the Demised Premises during the course thereof, and the obligations of Tenant under this Lease shall not thereby be affected; provided, however, that Landlord shall use reasonable efforts not to disturb or otherwise interfere with Tenant’s operations in the Demised Premises in making such repairs or performing such work. Landlord also shall have the right to enter the Demised Premises at all reasonable times to exhibit the Demised Premises to any prospective purchaser, mortgagee or tenant thereof (provided that prospective tenants may only be shown the Demised Premises within the last six (6) months of the Term of the Lease); provided, however, that in no event shall Landlord be entitled to allow any competitor of Tenant access into the Demised Premises without the prior written consent of the Tenant (to be granted or withheld in its sole discretion).
24.Lender’s Rights.
(a)For purposes of this Lease:
(i)“Lender” as used herein means the holder of a Mortgage;
(ii)“Mortgage” as used herein means any or all mortgages, deeds to secure debt, deeds of trust or other instruments in the nature thereof which may now or hereafter affect or encumber Landlord’s title to the Demised Premises, and any amendments, modifications, extensions or renewals thereof.
(b)Subject to the provisions of Section 24(f) below, this Lease and all rights of Tenant hereunder are and shall be subject and subordinate to the lien and security title of any Mortgage. Tenant recognizes and acknowledges the right of Lender to foreclose or exercise the power of sale against the Demised Premises under any Mortgage.

Exhibit 10.40
(c)Tenant shall, in confirmation of the subordination set forth in Section 24(b) and notwithstanding the fact that such subordination is self-operative, and no further instrument or subordination shall be necessary, upon demand, at any time or times, execute, acknowledge, and deliver to Landlord or to Lender any and all instruments requested by either of them to evidence such subordination.
(d)At any time during the Term, Lender may, by written notice to Tenant, make this Lease superior to the lien of its Mortgage. If requested by Lender, Tenant shall, upon demand, at any time or times, execute, acknowledge, and deliver to Lender, any and all instruments that may be necessary to make this Lease superior to the lien of any Mortgage.
(e)If Lender (or Lender’s nominee, or other purchaser at foreclosure) shall hereafter succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease, Tenant shall, if requested by such successor, attorn to and recognize such successor as Tenant’s landlord under this Lease without change in the terms and provisions of this Lease and shall promptly execute and deliver any instrument that may be necessary to evidence such attornment.
(f)Notwithstanding anything to the contrary contained in this Section 24, this Lease and all rights of Tenant hereunder are and shall be subject and subordinate to the lien and security title of any Mortgage provided only that the holder of said Mortgage agrees not to disturb Tenant’s possession of the Demised Premises so long as Tenant is not in default hereunder beyond any applicable grace or cure period, as evidenced by a subordination and non-disturbance agreement signed by said holder which agreement may include (a) a requirement that said holder be given notice and opportunity to cure a landlord default and (b) other provisions customarily required by lenders and reasonably acceptable to Tenant. Attached hereto as Exhibit F is a form of such subordination and non-disturbance agreement which is acceptable to Landlord and Tenant. Tenant shall within fifteen (15) days of demand thereof execute such a subordination and non-disturbance agreement upon Landlord’s request.
25.Estoppel Certificate and Financial Statement.
(a)Landlord and Tenant agree, at any time, and from time to time, within fifteen (15) days after written request of the other, to execute, acknowledge and deliver a statement in writing in recordable form to the requesting party and/or its designee certifying that: (i) this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect, as modified), (ii) the dates to which Base Rent, Additional Rent and other charges have been paid, (iii) whether or not, to the best of its knowledge, there exists any failure by the requesting party to perform any term, covenant or condition contained in this Lease, and, if so, specifying each such failure, (iv) (if such be the case) Tenant has unconditionally accepted the Demised Premises and is conducting its business therein, and (v) and as to such additional matters as may be requested, it being intended that any such statement delivered pursuant hereto may be relied upon by the requesting party and by any purchaser of title to the Demised Premises or by any mortgagee or any assignee thereof or any party to any sale-leaseback of the Demised Premises, or the landlord under a ground lease affecting the Demised Premises.
(b)If Landlord desires to finance, refinance, or sell the Building, Tenant and all guarantors of Tenant’s obligations hereunder, if any, shall deliver to any potential lender or purchaser designated by Landlord such financial statements of Tenant and such guarantors as may be reasonably required by such lender or purchaser, including but not limited to Tenant’s financial statements for the past 3 years so long as such lender or purchaser signs a confidentiality agreement in a form reasonably acceptable to such lender or purchaser and to Tenant and all guarantors of Tenant’s obligations hereunder.
26.Landlord Liability. NO OWNER OF THE DEMISED PREMISES, WHETHER OR NOT NAMED HEREIN, SHALL HAVE LIABILITY HEREUNDER AFTER IT CEASES TO HOLD TITLE TO THE DEMISED PREMISES. NEITHER LANDLORD NOR ANY OFFICER, DIRECTOR, SHAREHOLDER, PARTNER OR PRINCIPAL OF LANDLORD, WHETHER DISCLOSED OR

Exhibit 10.40
UNDISCLOSED, SHALL BE UNDER ANY PERSONAL LIABILITY WITH RESPECT TO ANY OF THE PROVISIONS OF THIS LEASE. IN THE EVENT LANDLORD IS IN BREACH OR DEFAULT WITH RESPECT TO LANDLORD’S OBLIGATIONS OR OTHERWISE UNDER THIS LEASE, TENANT SHALL LOOK SOLELY TO THE EQUITY OF LANDLORD IN THE BUILDING FOR THE SATISFACTION OF TENANT’S REMEDIES. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT LANDLORD’S LIABILITY UNDER THE TERMS, COVENANTS, CONDITIONS, WARRANTIES AND OBLIGATIONS OF THIS LEASE SHALL IN NO EVENT EXCEED LANDLORD’S EQUITY INTEREST IN THE BUILDING.
27.Notices. Any notice required or permitted to be given or served by either party to this Lease shall be deemed given when made in writing, and either (i) personally delivered, (ii) deposited with the United States Postal Service, postage prepaid, by registered or certified mail, return receipt requested, or (iii) delivered by a nationally recognized overnight delivery service providing proof of delivery, properly addressed to the address set forth in Section 1(m) (as the same may be changed by giving written notice of the aforesaid in accordance with this Section 27). If any notice mailed is properly addressed with appropriate postage but returned for any reason, such notice shall be deemed to be effective notice and to be given on the date of mailing. Any notice required or permitted to be given or served by Landlord or Tenant to this Lease may be given by either an agent, law firm or attorney acting on behalf of Landlord or Tenant; provided, however, that such notice must expressly state that it is being given on behalf of Landlord or Tenant, as applicable.
28.Brokers. Each of Tenant and Landlord represents and warrants to the other that, except for those parties set forth in Section 1(o) (the “Brokers”), neither has engaged or had any conversations or negotiations with any broker, finder or other third party concerning the leasing of the Demised Premises to Tenant who would be entitled to any commission or fee based on the execution of this Lease. Each of Tenant and Landlord hereby indemnifies the other against and from any claims for any brokerage commissions (except those payable to the Brokers, all of which are payable by Landlord pursuant to a separate agreement) and all costs, expenses actually incurred and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the expiration or earlier termination of this Lease for any reason.
29.Assignment and Subleasing.
(a)Tenant may not assign, mortgage, pledge, encumber or otherwise transfer this Lease, or any interest hereunder, or sublet the Demised Premises, in whole or in part, without on each occasion first obtaining the prior express written consent of Landlord, which consent Landlord shall not unreasonably withhold, condition or delay. Any change in control of Tenant resulting from a merger, consolidation, stock transfer or asset sale shall be considered an assignment or transfer which requires Landlord’s prior written consent (unless Tenant or any guarantor is then a publicly traded company or becomes a publicly traded company as a result of such stock transfer). For purposes of this Section 29, by way of example and not limitation, Landlord shall be deemed to have reasonably withheld consent if Landlord determines (i) that the prospective assignee or subtenant has a poor business reputation, or (ii) that the proposed use of the Demised Premises by such prospective assignee or subtenant (including, without limitation, a use involving the use or handling of Hazardous Substances) will negatively affect the value or marketability of the Building or the Project.
(b)Notwithstanding Section 29(a) above, provided that there then exists no Event of Default under this Lease which remains uncured, Tenant shall have the right, upon twenty (20) days’ prior written notice to Landlord but without Landlord’s prior consent, (i) to sublet or assign (including by way of merger) all or part of the Demised Premises to any related entity which controls Tenant, is controlled by Tenant or is under common control with Tenant; or (ii) to assign this Lease to a successor entity into which or with which Tenant is merged or consolidated or which acquired substantially all of Tenant’s assets and property or stock (other than by a transfer contemplated by the immediately preceding clause (i)), provided that such successor entity assumes substantially all of the obligations and liabilities of Tenant (including, without limitation, those obligations of Tenant arising under this Lease) and, after

Exhibit 10.40
such transaction, shall have a tangible net worth of at least 2*****] Dollars ($3*****]), or, in the event that such tangible net worth shall be less than $[*****], such successor entity shall deliver to Landlord, at any time upon request of Landlord, a “Letter of Credit” as defined in Section 14 of Exhibit C to this Lease. For the purpose hereof, “control” shall mean ownership of not less than fifty percent (50%) of all the voting stock or legal and equitable interest in such entity. Any sublease or assignment pursuant to and in compliance with this subsection (b) shall be referred to herein as a “Related Assignment”. The provisions of subsection 29(c) below shall not apply to any Related Assignment; provided, however, that the written notice given by Tenant to Landlord pursuant to this subsection 29(b) must contain sufficient information and documentation to enable Landlord to confirm that all of the requirements of this subsection 29(b) have been satisfied.
(c)If Tenant desires to assign this Lease or sublet the Demised Premises or any part thereof, Tenant shall give Landlord written notice no later than fifteen (15) days in advance of the proposed effective date of any proposed assignment or sublease, specifying (i) the name and business of the proposed assignee or sublessee, (ii) the amount and location of the space within the Demised Premises proposed to be subleased, (iii) the proposed effective date and duration of the assignment or subletting and (iv) the proposed rent or consideration to be paid to Tenant by such assignee or sublessee. Tenant shall promptly supply Landlord with financial statements and other information as Landlord may reasonably request to evaluate the proposed assignment or sublease so long as Landlord delivers to Tenant a confidentiality agreement in a form reasonably acceptable to Tenant. Landlord shall have a period of fifteen (15) days following receipt of such notice and other information requested by Landlord within which to notify Tenant in writing that Landlord elects: (i) to permit Tenant to assign or sublet such space; provided, however, that, if the rent rate agreed upon between Tenant and its proposed subtenant is greater than the rent rate that Tenant must pay Landlord hereunder for that portion of the Demised Premises, or if any consideration shall be promised to or received by Tenant in connection with such proposed assignment or sublease (in addition to rent), then one half (1/2) of such excess rent and other consideration (after payment of brokerage commissions, attorneys’ fees and other disbursements actually and in good faith incurred by Tenant for such assignment and subletting if acceptable evidence of such disbursements is delivered to Landlord) shall be considered Additional Rent owed by Tenant to Landlord, and shall be paid by Tenant to Landlord, in the case of excess rent, in the same manner that Tenant pays Base Rent and, in the case of any other consideration, within ten (10) business days after receipt thereof by Tenant; or (ii) to refuse, in Landlord’s reasonable discretion (taking into account all relevant factors including, without limitation, the factors set forth in the Section 29(a) above), to consent to Tenant’s assignment or subleasing of such space (in which case, Landlord shall provide in writing in reasonable detail its reasons for such refusal) and to continue this Lease in full force and effect as to the entire Demised Premises. If Landlord should fail to notify Tenant in writing of such election within the aforesaid fifteen (15) day period, Landlord shall be deemed to have elected option (ii) above. Tenant agrees to reimburse Landlord for reasonable legal fees and any other reasonable out-of-pocket costs incurred by Landlord in connection with any requested assignment or subletting, and such payments shall not be deducted from the Additional Rent owed to Landlord pursuant to subsection (i) above. Tenant shall deliver to Landlord copies of all documents executed in connection with any permitted assignment or subletting, which documents shall be in form and substance reasonably satisfactory to Landlord and which shall require such assignee to assume performance of all terms of this Lease on Tenant’s part to be performed.
(d)No acceptance by Landlord of any rent or any other sum of money from any assignee, sublessee or other category of transferee shall be deemed to constitute Landlord’s consent to any assignment, sublease, or transfer. Permitted subtenants or assignees shall become liable directly to Landlord for all obligations of Tenant hereunder, without, however, relieving Tenant of any of its liability hereunder. No such assignment, subletting, occupancy or collection shall be deemed the acceptance of the assignee, tenant or occupant, as Tenant, or a

Exhibit 10.40
release of Tenant from the further performance by Tenant of Tenant’s obligations under this Lease. Any assignment or sublease consented to by Landlord shall not relieve Tenant (or its assignee) from obtaining Landlord’s consent to any subsequent assignment or sublease.
(e)In the event of an assignment of all of Tenant’s rights hereunder pursuant to the terms of Section 29(b)(ii), Tenant and any guarantor shall be released from liability hereunder. In no other event of assignment shall Tenant or any guarantor be released from primary liability hereunder without the express written approval of Landlord, which approval may be withheld by Landlord in its sole and arbitrary discretion.
30.Termination or Expiration.
(a)No termination of this Lease prior to the normal ending thereof, by lapse of time or otherwise, shall affect Landlord’s right to collect rent for the period prior to termination thereof. Notwithstanding anything to the contrary contained herein, if this Lease is rejected in any bankruptcy action or proceeding filed by or against Tenant, and the effective date of rejection is on or after the date upon which that month’s Rent is due and owing, then the Rent owing under this Lease for the month during which the effective date of such rejection occurs shall be due and payable in full and shall not be prorated.
(b)At the expiration or earlier termination of the Term of this Lease, Tenant shall surrender the Demised Premises and all improvements, alterations and additions thereto, and keys therefor to Landlord, clean and neat, and in the same condition as at the Lease Commencement Date, excepting normal wear and tear, condemnation and casualty other than that required to be insured against by Tenant hereunder.
(c)If Tenant remains in possession of the Demised Premises after expiration of the Term, with or without Landlord’ s acquiescence and without any express agreement of the parties (any such period of possession being deemed a “ Holdover Period”), Tenant shall be a tenant-at- sufferance and shall pay to Landlord as Base Rent (in lieu of that otherwise provided during the Term of this Lease) holdover rent (“Holdover Rent”): (i) with respect to the first 30 days of any Holdover Period, a rental payment equal [*****] percent ([*****]%) of the Monthly Base Rent Installment that was due with respect to the last month of the Term of the Lease; and (ii) with respect to each 30 day period of the Holdover Period after the first thirty day period, a rental payment equal to 4*****] percent ([*****]%) of the Monthly Base Rent Installment that was due with respect to the last month of the Term of the Lease. During any Holdover Period, Tenant shall also continue to pay all other Additional Rent due hereunder. Notwithstanding the foregoing, there shall be no renewal of this Lease by operation of law or otherwise, and, in addition to and without limiting such rights and remedies as may be available to Landlord at law or in equity as a result of Tenant’s holding over beyond the Term, Landlord shall be entitled to exercise any and all rights and remedies available to Landlord in respect of an Event of Default hereunder (it being agreed that any such holdover shall be deemed an immediate Event of Default hereunder). No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right of possession of the Demised Premises shall reinstate, continue or extend the Term or Tenant’s right of possession. The provisions of this subsection 30(c) shall survive the expiration of the Term.
31.Reserved.
32.Late Payments. In the event any installment of rent, inclusive of Base Rent, or Additional Rent or other sums due hereunder, if any, is not paid within ten (10) days after the due date therefor more than one (1) time in any period of twelve (12) consecutive months, Tenant shall pay an administrative fee (the “Administrative Fee”) equal to five percent (5%) of such past due amount, plus interest on the amount past due at the lesser of (i) the maximum interest rate allowed by law or (ii) a rate of fifteen percent (15%) per annum (the “Interest Rate”), in order to defray the additional expenses incurred by Landlord as a result of such late payment. The Administrative Fee is in addition to, and not in lieu of, any of the Landlord’s remedies hereunder.

Exhibit 10.40
33.Rules and Regulations. Tenant agrees to abide by the rules and regulations set forth on Exhibit D attached hereto, as well as other rules and regulations reasonably promulgated by Landlord from time to time, so long as such other rules and regulations do not materially and adversely affect the rights of Tenant hereunder and are uniformly enforced against all tenants in the Building.
34.Quiet Enjoyment. So long as Tenant has not committed an Event of Default hereunder, Landlord agrees that Tenant shall have the right to quietly use and enjoy the Demised Premises for the Term.
35.Miscellaneous.
(a)The parties hereto hereby covenant and agree that Landlord shall receive the Base Rent, Additional Rent and all other sums payable by Tenant hereinabove provided, without any abatement (except as set forth in Section 20 and Section 21), reduction, set-off, counterclaim, defense or deduction whatsoever.
(b)If any clause or provision of this Lease is determined to be illegal, invalid or unenforceable under present or future laws effective during the Term, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and that in lieu of such illegal, invalid or unenforceable clause or provision there shall be substituted a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.
(c)All rights, powers, and privileges conferred hereunder upon the parties hereto shall be cumulative, but not restrictive to those given by law (except to the extent expressly set forth to the contrary in this Lease).
(d)TIME IS OF THE ESSENCE OF THIS LEASE.
(e)No failure of Landlord or Tenant to exercise any power given Landlord or Tenant hereunder or to insist upon strict compliance by Landlord or Tenant with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord’s or Tenant’s rights to demand exact compliance with the terms hereof.
(f)Except with respect to that certain Development Indemnification Agreement between Landlord and ScanSource, Inc., on the date hereof, and that Sales Agreement between Landlord and 4100 Quest, LLC, dated on the date hereof, the terms and conditions of which are incorporated herein by reference and which shall not be deemed terminated or amended by virtue of the execution of the Lease, this Lease contains the entire agreement of the parties hereto as to the subject matter of this Lease and no prior representations, inducements, letters of intent, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force and effect. Any future amendment to this Lease must be in writing and signed by the parties hereto. The masculine (or neuter) pronoun, singular number shall include the masculine, feminine and neuter gender and the singular and plural number.
(g)This contract shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; Tenant has a usufruct, not subject to levy and sale, and not assignable by Tenant except as expressly set forth herein.
(h)At the request of either party, all parties shall execute a memorandum of this Lease in recordable form to be recorded in the applicable real estate records; provided, that any such recordation shall be at the requesting party’s sole cost and expense.
(i)The captions of this Lease are for convenience only and are not a part of this Lease, and do not in any way define, limit, describe or amplify the terms or provisions of this Lease or the scope or intent thereof.
(j)This Lease may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

Exhibit 10.40
(k)This Lease shall be interpreted under the laws of the State where the Demised Premises are located.
(l)The parties acknowledge that this Lease is the result of negotiations between the parties, and in construing any ambiguity hereunder no presumption shall be made in favor of either party. No inference shall be made from any item which has been stricken from this Lease other than the deletion of such item.
(m)Notwithstanding anything to the contrary in this Lease or any of its Exhibits or any documents related thereto, the obligation of either Landlord or Tenant to pay the other’s attorneys’ fees in connection with a dispute related to this Lease are limited to reasonable attorneys fees’ actually incurred without regard to any minimum or percentage attorney fee that would be otherwise established under applicable law.
(n)Notwithstanding anything to the contrary in this Lease or any of its Exhibits or any documents related thereto, wherever any party hereto has approval or consent rights that are recited herein as being required to be reasonably exercised, such approval or consent may not be unreasonably withheld, conditioned or delayed.
36.Special Stipulations. The Special Stipulations, if any, attached hereto as Exhibit C, are incorporated herein and made a part hereof, and to the extent of any conflict between the foregoing provisions and the Special Stipulations, the Special Stipulations shall govern and control.
37.Lease Date. For purposes of this Lease, the term “Lease Date” shall mean the later date upon which this Lease is signed by Landlord and Tenant.
38.Authority. If Tenant is not a natural person, Tenant shall cause its corporate secretary or general partner, as applicable, to execute the certificate attached hereto as Exhibit E. Tenant is authorized by all required corporate or partnership action to enter into this Lease and the individual(s) signing this Lease on behalf of Tenant are each authorized to bind Tenant to its terms.
39.No Offer Until Executed. The submission of this Lease by Landlord to Tenant for examination or consideration does not constitute an offer by Landlord to lease the Demised Premises and this Lease shall become effective, if at all, only upon the execution and delivery thereof by Landlord and Tenant. Execution and delivery of this Lease by Tenant to Landlord constitutes an offer to lease the Demised Premises on the terms contained herein. The offer by Tenant will be irrevocable until 6:00 p.m. Eastern time for fifteen (15) days after the date of execution of this Lease by Tenant and delivery to Landlord.
40.Non-Public Information. Notwithstanding anything to the contrary in this Lease (including, without limitation, all exhibits and schedules hereto and any guaranties hereof), if Tenant or any guarantor is then a publicly traded company or a subsidiary of a publicly traded company, in no event shall Tenant or such guarantor be required to deliver any information (including, without limitation, any financial statements for such entity) to Landlord, any mortgagee, any prospective purchaser, or any other person or entity, except such information as is made publicly available (and any refusal to provide such non-public information shall not be a violation of any provision of this Lease or any guaranty hereof). If, notwithstanding the foregoing, Tenant or any guarantor elects to deliver non-public information to Landlord, any mortgagee, any prospective purchaser, or any other person or entity, such information shall be identified as non-public at the time of its delivery and the recipient of such non- public information shall be deemed to have agreed that it shall be held in confidence, shall be used only for the purposes herein set forth and shall not be further distributed or disseminated without the express prior written consent of Tenant or the applicable guarantor.
41.Guarantor. Landlord and Tenant acknowledge that ScanSource, Inc., a South Carolina corporation (“Guarantor”) has agreed to guaranty the obligations of Tenant under this Lease by executing a guaranty in the form attached hereto as Exhibit G (the “Guaranty”). The parties further acknowledge that Landlord would not agree to enter into this Lease but for the delivery of the Guaranty. Tenant shall cause Guarantor to execute the Guaranty and shall deliver the Guaranty to Landlord together with the executed Lease, and all obligations of Landlord hereunder are contingent upon receipt of the

Exhibit 10.40
executed Guaranty. Tenant agrees to provide to Landlord during the Lease Term, upon the reasonable request of Landlord, financial information on Guarantor, subject to the provisions of Section 40.

Exhibit 10.40
IN WITNESS WHEREOF, the parties hereto have hereunto set their hands under seals, the day and year first above written.
Date: April 26, 2007
LANDLORD:

INDUSTRIAL DEVELOPMENTS INTERNATIONAL, INC., a Delaware corporation

By:    /s/ David R. Birdwell
Name:     David R. Birdwell
Title:    Secretary

Attest:    /s/ G. Bryan Blasingame
Name:    G. Bryan Blasingame
Title:    Assistant Secretary

[CORPORATE SEAL]
Date: April 27, 2007
TENANT:

8650 Commerce Drive, LLC, a Mississippi limited liability company

By:    /s/ Andrea D. Meade
Name:    Andrea D. Meade
Title:    EVP, Corporate Operations

Attest:    /s/ John Ellsworth
Name:    John Ellsworth
Title:    Corporate Secretary
[signature page to Lease Agreement]